Exhibit 99.1

                 Thomas & Betts Corporation Completes
 Acquisition of Joslyn Hi-Voltage and Power Solutions Businesses from
                         Danaher Corporation


    MEMPHIS, Tenn.--(BUSINESS WIRE)--July 25, 2007--Thomas & Betts Corporation (NYSE:TNB) today announced that it has completed its acquisition of the Joslyn Hi-Voltage and Power Solutions businesses from Danaher Corporation for $280 million in cash.

    Joslyn Hi-Voltage offers a broad range of high voltage electric switches, reclosers, vacuum interrupter attachments and related products used mainly by electric utilities. Power Solutions offers a broad range of products and services designed to ensure a high quality, reliable flow of power to commercial and industrial customers for mission critical applications such as datacenters.

    In a separate transaction, which closed on July 6, 2007, Thomas & Betts acquired Drilling Technical Supply SA (DTS), a privately held French manufacturer of explosion-proof lighting and electrical protection equipment, for approximately $20 million.

    Thomas & Betts Corporation is a leading manufacturer of electrical components used in construction, industrial and utility markets. The company is also a leading producer of commercial heating and ventilation units and highly engineered steel structures used primarily for utility transmission. Headquartered in Memphis, Tenn., the company has manufacturing, distribution and office facilities worldwide. In 2006, the company reported $1.9 billion in revenues. More information on the company, its products and markets can be found at www.tnb.com.

    CAUTIONARY STATEMENT

    This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts and are typically identified by terms such as "optimistic," "trend," "will," and "believe." These statements discuss business strategies, economic outlook and future performance. These forward-looking statements make assumptions regarding the company's operations, business, economic and political environment, including, without limitation, customer demand, government regulation, terrorist acts and acts of war. The actual results may be materially different from any future results expressed or implied by such forward-looking statements. Please see the "Risk Factors" section of the company's Form 10-K for the fiscal year ended December 31, 2006 for further information related to these uncertainties. The company undertakes no obligation to publicly release any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.


    CONTACT: Thomas & Betts Corporation
             Tricia Bergeron, 901-252-8266
             tricia.bergeron@tnb.com